UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934





                           IMAGE SENSING SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                             COMMON STOCK, WARRANTS
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  452 44C 104
--------------------------------------------------------------------------------
                                 (CUSIP Number)





                          PETER L. HAUSER 612 543 2821
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    5/14/99
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


            If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                       (Cover page continued on next page)

                                 - Page 1 of 4 -

                                  SCHEDULE 13D

------------------------------  -----------------------------------------------------------------------------
CUSIP NO.                           PAGE       2       OF       4       PAGES
                                          -----------      -----------
------------------------------  -----------------------------------------------------------------------------

---- --------------------------------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

     PETER L. HAUSER          ###-##-####
---- --------------------------------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                  (b) [X]
---- --------------------------------------------------------------------------------------------------------
 3   SEC USE ONLY

---- --------------------------------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

          N/A  (See item 3)        PF
---- --------------------------------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)           [ ]

---- --------------------------------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
---- --------------------------------------------------------------------------------------------------------

           NUMBER OF                            SOLE VOTING POWER

            SHARES                  7           127,000
                                   ------------ --------------------------------------------------------------

         BENEFICIALLY                           SHARED VOTING POWER

           OWNED BY                 8
                                   ------------ --------------------------------------------------------------

             EACH                               SOLE DISPOSITIVE POWER

           REPORTING                9
                                   ------------ --------------------------------------------------------------

            PERSON                              SHARED DISPOSITIVE POWER

             WITH                  10
---------------------------------- ------------ --------------------------------------------------------------
11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               127,000
-------------- -----------------------------------------------------------------------------------------------
12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                  [ ]

-------------- -----------------------------------------------------------------------------------------------
13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.12262%
-------------- -----------------------------------------------------------------------------------------------
14             TYPE OF REPORTING PERSON*

               IN
-------------- -----------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - Page 2 of 4 -

ITEM 1.          SECURITY AND ISSUER.

                 COMMON, WARRANTS




ITEM 2.          IDENTITY AND BACKGROUND.

                 PETER L. HAUSER
                 16913 KINGS COURT
                 LAKEVILLE, MN 55044




ITEM 3.          SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                 PERSONAL FUNDS
                 5/14/99      4000      3 3/16



ITEM 4.          PURPOSE OF TRANSACTION.

                 INVESTMENT




ITEM 5.          INTEREST IN SECURITIES OF THE ISSUER.

                 5.12262%




ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                 N/A

ITEM 7.          MATERIAL TO BE FILED AS EXHIBITS.

                 NONE


                                 - Page 3 of 4 -

                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated:    5/23/99
       ----------------


                                              /s/ PETER L. HAUSER
                                  ----------------------------------------------
                                                    Signature



                                                 PETER L. HAUSER
                                  ----------------------------------------------
                                                   Name/Title





                                  ----------------------------------------------
                                                    Signature




                                  ----------------------------------------------
                                                   Name/Title




                                 - Page 4 of 4 -